Exhibit 4.11.8
Confidential Treatment Requested
The portions of this document marked by “XXXXXX” have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission

Third Amended and Restated Amendment No. 3 November 17, 2006	Execution Copy
This Third Amended and Restated Amendment No. 3 (“Amended and Restated Amendment No. 3”) , effective as of November 17, 2006 (“Effective Date”), replaces and restates the Second Amended and Restated Amendment No. 3 of 3 June 2005 to the “SF Process Development and Cost Sharing Agreement” of November 26, 2002 (hereinafter referred to as the “2-Way Agreement”), as previously amended, and is made by and between International Business Machines Corporation (“IBM”), incorporated under the laws of the State of New York, U.S.A. and having an office for the transaction of business at 2070 Route 52, Hopewell Junction, NY 12533, U.S.A., and Chartered Semiconductor Manufacturing Ltd. (“Chartered”), incorporated under the laws of Singapore and having an office for the transaction of business at 60 Woodlands Industrial Park D, Street 2, Singapore 738406. IBM and Chartered may be individually referred to herein as a “Party”, or collectively as the “Parties.”
WHEREAS, the Parties mutually desire to work together to facilitate the creation of certain design kit models for the 300mm Wafer 90nm Bulk CMOS Process Development Project under the 2-Way Agreement, as well as to establish a basis for coordinating other related activities, to expand the 90nm design enablement information to be developed, and to exchange information on an ongoing basis regarding such information; and
WHEREAS, the Parties have entered into the following agreements as of June 3, 2005, under which they will be working with one another to develop 65nm design enablement:
— “65nm Enablement Technology Development and Cost Sharing Agreement,” along with Samsung Electric Co. Ltd., (hereinafter “3-Way Enablement Agreement”), and
— “2-Way Enablement Agreement”.
WHEREAS, the Parties wish for Chartered to contribute additional Background Know to be used by the Parties to create certain design kit models for the 300mm or 200mm Wafer 90nm Bulk CMOS Process Development Project; and
WHEREAS, in consideration for such additional Chartered Background Know How contributions, IBM is willing to accept the current shortfall in the Chartered headcount obligation contained in the 2 Way Enablement Agreement.
NOW THEREFORE, in consideration of the premises and mutual covenants contained herein, as well as for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:
1. The Parties acknowledge that as of 5 November 2004, IBM has partially developed XXXXXX (collectively, “Design Kit Models”) for the base 300mm Wafer 90nm Bulk CMOS process (“CMOS 9SF”), as well as the low power version (“CMOS 9SF-LP”) of such process, that the Parties are developing together pursuant to the 300mm Wafer 90nm Bulk CMOS Process Development Project.
2. The Parties agree to treat the Design Kit Models as they exist on 5 November, 2004 as Background Know-How for the 300mm Wafer 90nm Bulk CMOS Process Development Project, pursuant to Section 3.4 of the 2-Way Agreement.
3. The Parties agree that any and all future changes or enhancements to the Design Kit Models that they develop together pursuant to Attachment A — Statement of Work of this Amended and Restated Amendment No. 3 shall be considered part of the Specific Results of the 300mm Wafer 90nm Bulk CMOS Process Development Project; provided, however, that the specific staffing, objectives, and other requirements for the development of the Design Kit Models shall be as set forth in Attachment A —

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REDACTED	CONFIDENTIAL TREATMENT REQUESTED The portions of this document marked by “XXXXX” have been omitted and are filed separately with the Securities and Exchange Commission.

Third Amended and Restated Amendment No. 3 November 17, 2006	Execution Copy
Statement of Work, and shall not be considered part of the staffing and other aspects of the 300mm Wafer 90nm Bulk CMOS Process Development Project as set forth in the various Exhibits to the 2-Way Agreement.
a. The purposes of this Amended and Restated Amendment No. 3 are to (i) complete the development set forth in Attachment A hereto; (ii) work together to develop certain other 90nm design enablement as set forth in Section 2 of Attachment B — Statement of Work (hereinafter “Auxiliary 90nm Enablement”) hereto; (iii) exchange information regarding the developed Design Kit Models and Auxiliary 90nm Enablement as set forth in Section 3 of Attachment B.
b. An additional objective of this Amended and Restated Amendment No. 3 is to enable Chartered or IBM to manufacture certain products (i) designed by the other Party’s customers utilizing all or a portion of the Design Kit Models, and/or all or a portion of the Auxiliary 90nm Enablement, and/or (ii) XXXXXX utilizing one or more of the Foundry DFM Tools (as set forth in this Section 3b below):
b1. In this Section 3b the following definitions shall apply:
— “DFM Royalty Products” shall mean Semiconductor Products manufactured from designs which have been prepared and/or analyzed using one or more of the Foundry DFM Tools.
— “Foundry DFM Tools” shall mean IBM’s 90nm CMOS 9SF XXXXXX specifically designated as such and covered by specific IBM agreement(s) to applicable foundry customers and used per description in the definition of DFM Royalty Products.
“Royalty Commencement Date” shall mean the date of the first Sale of a DFM Royalty Product.
“Sale” or “Sold” shall mean the sale or other transfer by Chartered or Chartered’s Wholly Owned Subsidiaries, directly or indirectly, to a third party (including Chartered’s Subsidiaries) of Semiconductor Products, but excluding sales and transfers of Semiconductor Products (i) that are provided and used as samples or prototypes without charge, or (ii) that are returned by such third party on the grounds related to arising from or in connection with the usage of the Foundry DFM Tools, or (iii) to a Chartered Subsidiary, provided that no such Semiconductor Products are subsequently sold or transferred to another party other than a Chartered Subsidiary.
“Semiconductor Product” means (a) an integral unit formed on a semiconductor substrate including a plurality of active and/or passive circuit elements formed at least in part of semiconductor material, which may be in wafer or chip form, or (b) a component that contains an integrated circuit on a single or multichip module that incorporates a means of connecting those integrated circuits with other electronic elements (active or passive) and/or means to make external electrical connections to such elements, which is in module form, but which excludes any means for a user to operate the functions therein (e.g., buttons, switches, sensors).
b2. In consideration for the waivers under Section 3b3 below and its Sales of DFM Royalty Products, Chartered shall pay royalties to IBM on the following basis:
i)	for each Sale of a DFM Royalty Product in the XXXXXX after the Royalty Commencement Date, XXXXXX per wafer;

ii)	for each Sale of a DFM Royalty Product in the XXXXXX after the Royalty Commencement Date, XXXXXX per wafer;

iii)	for each Sale of a DFM Royalty Product in the XXXXXX after the Royalty Commencement Date, XXXXXX per wafer; and

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REDACTED	CONFIDENTIAL TREATMENT REQUESTED The portions of this document marked by “XXXXX” have been omitted and are filed separately with the Securities and Exchange Commission.

Third Amended and Restated Amendment No. 3 November 17, 2006	Execution Copy
iv)	for each Sale of a DFM Royalty Product beyond the XXXXX after the Royalty Commencement Date, XXXXXX per wafer.
Notwithstanding the preceding Section 3b2, IBM waives XXXXXX of the royalty due on Sales of part number XXXXXX until the aggregate royalty calculated on account of XXXXXX pursuant to Section 3b2 (without giving effect to this sentence) exceeds XXXXXX; thereafter, Chartered shall pay XXXXXX of the royalty due on all Sales of XXXXXX. For the avoidance of doubt, the Parties intend that XXXXXX, not Chartered, may secure access to the Foundry DFM Tools. Nothing in this Agreement shall serve as an express or implied obligation for IBM to provide or Chartered to receive the Foundry DFM Tools. For the avoidance of doubt, Chartered is not required to provide any customer support of Foundry DFM Tools and such support, if any, shall be discussed between XXXXXX and IBM.
Chartered shall pay to IBM all royalties accrued under this Section 3b2 within forty five (45) days after the end of each calendar quarter in which such royalties accrued. Chartered shall report to IBM the Royalty Commencement Date within thirty forty five (45) days after its occurrence. Chartered shall provide IBM with a written report explaining how the amount of the payment was calculated, including the number of units of DFM Royalty Products Sold during the quarter, per product, and the aggregate amount of all royalties due. Such written report shall be sent to the Director of Licensing. Overdue amounts shall be subject to an interest charge of the lesser of eighteen percent (18%) of the total amount due, or the maximum percentage rate allowable by applicable law.
For three (3) years after the associated royalties owed per Section 3b2 herein are due to be paid to IBM, Chartered shall maintain a complete, clear and accurate record of the number and type of DFM Royalty Products to determine whether Chartered is paying the correct royalty amount hereunder. To ensure compliance with Section 3b2 herein, IBM shall have the right to inspect and audit periodically the relevant accounting and sales books and records of Chartered. The time period that is audited by IBM will not be subject to subsequent audits. The audit will be conducted by an independent audit firm mutually acceptable to the Parties, and shall be conducted following reasonable prior written notice during regular business hours at Chartered’s offices and in such a manner as not to interfere with Chartered’s normal business activities. As a condition of such audit, Chartered may, at its sole discretion, (i) require the auditor to sign a reasonable confidentiality agreement to protect the confidential information of Chartered, (ii) limit the auditor to providing IBM with a written report of the audit results, not any other Chartered confidential information, and (iii) require the auditor to provide Chartered with a copy of such auditor’s report promptly. In no event shall audits be made hereunder more frequently than twice every twelve (12) months, unless an audit reveals an issue, in which case such audits may be more frequent. If any audit should disclose any underpayment, Chartered shall promptly (but in any event within forty five (45) days pay the difference. The independent audit firm’s fee will be paid by IBM unless the report of the audit firm determines that Chartered has underpaid royalties during the period of the audit in an amount exceeding five percent (5%) of the royalties owed. In the event such an underpayment is reported, IBM shall provide an original invoice to Chartered, and Chartered shall pay the audit firm’s fee within forty-five (45) days of the receipt of such original invoice. In the event an overpayment is reported, IBM shall provide Chartered with a credit within forty five (45) days in the amount of such overpayment to be applied against Chartered’s future royalty obligations.
b3. IBM shall, to the extent it will not breach any third party agreement, use commercially reasonable efforts to, provide XXXXXX with a written waiver of the confidentiality and use restrictions IBM imposed upon XXXXXX with respect to the specific 90nm Bulk CMOS designs created utilizing all or a portion of the Design Kit Models, all or a portion of the Auxiliary 90nm Enablement, and one or more Foundry DFM Tools; such waiver enabling the manufacture of

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REDACTED	CONFIDENTIAL TREATMENT REQUESTED The portions of this document marked by “XXXXX” have been omitted and are filed separately with the Securities and Exchange Commission.

Third Amended and Restated Amendment No. 3 November 17, 2006	Execution Copy
Semiconductor Products by Chartered and/or its Wholly Owned Subsidiaries, subject to the remainder of this Section 3b. Such waiver shall not pertain to designs made with other IBM tools, kits or utilities other than those set forth above. Chartered shall be solely responsible for negotiating its own business arrangements, if any, with XXXXXX. Chartered shall promptly advise IBM on a design (i.e. part number) by design basis as it contracts to manufacture Semiconductor Products for XXXXXX using designs covered by such IBM waiver.
The points of contact for the handling of requests under this Section 3b3 shall be:
For IBM:
Fram Akiki
e-mail: fram@us.ibm.com
For CHARTERED:
Choo Swee Hong
e-mail: shchoo@charteredsemi.com
4. The Parties agree that any and all changes or extensions to their activities as set forth in Attachment A — Statement of Work or Attachment B — Statement of Work of this Amended and Restated Amendment No. 3 shall be agreed to by the Parties in writing. The Parties agree that such matters shall be discussed by the IBM and Chartered Project Leaders at the quarterly meetings of the Management Committee for the 300mm Wafer 90nm Bulk CMOS Enablement Development Project as set forth in the 3-Way Agreement.
5. For the Design Kit Models, the term of confidentiality as specified in Section 7.3 of the 2 Way Agreement shall instead run from the date of disclosure by the disclosing party to the receiving party to January 1, 2007, or for two (2) years from the date of such disclosure, whichever is longer, and the term of confidentiality for Auxiliary 90nm Enablement shall be five (5) years from the date of disclosure.
6. For the avoidance of doubt, the Parties agree that solely in the case of Design Kit Models:
a. the Design Kit Models shall be deemed aspects of Specific Results and Background Know-How that Chartered may disclose to third parties pursuant to and in furtherance of the purposes set forth in Section 7.8 of the 2-Way Agreement; provided, however, that notwithstanding anything to the contrary in Section 7.8 of the 2-Way Agreement or any other part of the Agreement, in the case of disclosure of Design Kit Models to an EDA vendor pursuant to Section 7.8 of the 2-Way Agreement, XXXXXX and
b. the provisions of Section 7.10.1 - 7.10.3 of the 2-Way Agreement, inclusive, shall not apply to the Design Kit Models; and
c. the provisions of Sections 6.1 and 6.2 shall apply as if the work to be performed pursuant to Attachment A — Statement of Work of this Amended and Restated Amendment No. 3 is a Process Development Project, and the objectives and projected schedule set forth in Attachment A — Statement of Work of this Amended and Restated Amendment No. 3 were the Strategic Technology Objectives and Development Schedule, respectively.
6.1 The Parties agree the following shall apply solely in the case of Auxiliary 90nm Enablement:

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REDACTED	CONFIDENTIAL TREATMENT REQUESTED The portions of this document marked by “XXXXX” have been omitted and are filed separately with the Securities and Exchange Commission.

Third Amended and Restated Amendment No. 3 November 17, 2006	Execution Copy
a. Notwithstanding anything to the contrary in the 2-Way Agreement, as amended, the Parties agree that the terms and conditions of the 3-Way Enablement Agreement and the 2-Way Enablement Agreement governing Specific Results and Background Know How (including, without limitation, the ownership, licensing and disclosure provisions of the 3-Way Agreement) shall apply to the equivalent information of the Auxiliary 90 nm Enablement.
b. The provisions of Section 7.10.1 - 7.10.3 of the 2-Way Agreement, inclusive, shall not apply to the Auxiliary 90nm Enablement.
7. (a) Notwithstanding anything to the contrary in Section 5 or any other provision of the 2-Way Agreement as amended, save for Section 16, Chartered shall make cost share payments to IBM for the joint development of such Design Kit Models pursuant to Attachment A — Statement of Work of this Amended and Restated Amendment No. 3, in the amount of US XXXXXX
     (b) In addition, the Parties acknowledge and agree that Chartered’s cost share payments to IBM for continuation of the joint development of such Design Kit Models, as well as development of the 90nm Auxiliary Enablement, are included in the payments set forth in the 2-Way Enablement Agreement.
8. The term of this Amended and Restated Amendment No. 3 shall commence on the Effective Date and shall end upon the earlier of the following: (a) XXXXXX (b) the termination of the 300mm 65nm Enablement Development Project under the 3-Way Agreement, or (c) termination of the 2-Way Enablement Agreement.
9. The Parties agree that any and all future changes or enhancements to the Design Kit Models that they develop together pursuant to Attachment C — Statement of Work of this Amended and Restated Amendment No. 3 shall be considered part of the Specific Results of the 300mm Wafer 90nm Bulk CMOS Process Development Project. As an additional requirement of this Amended and Restated Amendment No. 3, Chartered shall deliver to IBM the additional Background Know-How and timely perform the activities, all as identified on Attachment C. Chartered shall transfer to IBM all Background Know-How, together with all relevant supporting documentation (e.g. GDS), that exists as of the Effective Date in a one (1) day workshop via teleconference on or before Dec 1, 2006. In consideration of Chartered’s timely completion of the foregoing, IBM shall deem satisfied the shortfall in the Chartered headcount obligation contained in the 2 Way Enablement Agreement. The Parties will jointly develop the XXXXXX in accordance with the terms of this Amended and Restated Amendment No. 3, the 2 Way Enablement Agreement, and the schedule in Attachment C hereto.
10. The Parties agree to add the following to the end of Section 7.7 of the 2-Way Agreement:
“In addition to the other rights under this Section 7.7, IBM has no objection if Chartered permits its customers, who rightfully received certain aspects of Specific Results and/or Background Know-How pursuant to this Section 7.7, to further disclose the following portions of the foregoing

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Third Amended and Restated Amendment No. 3 November 17, 2006	Execution Copy
(i) the 90nm design manual, SPICE models (object code only), DRC, LVS and PEX decks (excluding the input files of such decks) directly to contractor(s) who are retained to provide Integrated Circuit design services for such Chartered customer. Although Chartered is not required to enter into a direct written agreement with each such customer contractor, Chartered shall (a) require approval and approve each customer disclosure that is proposed pursuant to the preceding sentence; and (b) require that such disclosures cannot be made without a written agreement between Chartered’s customer and such customer’s contractor that, at a minimum, requires (i) a term of confidentiality consistent with that set forth herein, and (ii) limits such contractor’s use of such information in accordance with terms and conditions consistent with those set forth herein.
The remainder of the 2-Way Agreement, as amended, shall remain unchanged.

IBM/Chartered Confidential	6

Third Amended and Restated Amendment No. 3 November 17, 2006	Execution Copy
IN WITNESS WHEREOF, the Parties hereto have caused this Amended and Restated Amendment No. 3 to be executed by their duly authorized representatives as of the Effective Date.

Chartered Semiconductor Manufacturing Ltd	International Business Machines Corporation

By: /s/ Chia Song Hwee Name: Chia Song Hwee Title: President and CEO	By: /s/ Bernard Meyerson Name: Bernard Meyerson Title: Vice President, Strategic Alliances, IBM Systems & Technology Group

Date: 20/11/2006	Date: Nov 20, 2006
Enc:	Attachment A, Statement of Work — 90nm 300mm CMOS 9SF Design Kit Models Attachment B, Statement of Work — Exchange of Improvements Attachment C, Statement of Work — Chartered Background Know How

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REDACTED	CONFIDENTIAL TREATMENT REQUESTED The portions of this document marked by “XXXXX” have been omitted and are filed separately with the Securities and Exchange Commission.

Third Amended and Restated Amendment No. 3 November 17, 2006	Execution Copy
Attachment A
Statement of Work — XXXXXX
Under this SOW, the Parties will work together to develop software models for mutually agreed-to foundry macros, cores, and other circuit blocks targeted for use by customers to augment their designs for manufacture in CMOS 9SF and CMOS 9SF-LP, for the following tools according to the following projected schedule:
XXXXXX

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Third Amended and Restated Amendment No. 3 November 17, 2006	Execution Copy
Attachment B
Statement of Work — Exchange of Improvements
Under this SOW, for the term of this Amended and Restated Amendment 3 as set forth in Section 8 above, the Parties will work together to exchange information regarding Design Kit Models and Auxiliary 90nm Enablement, pursuant to the methodology for addressing enablement issues set forth below:
1.	Design Kit Models (90nm)
•	DRC Runsets (Hercules and Calibre)

•	Post cheese and fill DRC Runset as available (Hercules and/or Calibre) — to be developed pursuant to a schedule as agreed by the Technical Coordinators

•	LVS Runsets (Hercules and Calibre)

•	PEX Runsets (Star RCXT and Calibre XRC)
2.	Auxiliary 90nm Enablement
•	PEX Input Files

•	Regression Tests & Validation software for DRC

•	Regression Tests for Post Cheese and Fill DRC ) — to be developed pursuant to a schedule as agreed by the Technical Coordinators

•	Regression Tests & Validation software for LVS

•	Regression Tests & Validation software for PEX

•	ESD Documentation Kit (GDS2 and documentation)

•	eFuse Documentation Kit (GDS2 and documentation)

•	Chip Kit (GDS2 for Guard ring & Alphanumerics)

•	Dual-Port SRAM cells and associated cells: GDS2 Layouts and models

•	Single-Port normal and dense SRAM cells and associated cells: GDS2 Layouts and models (as defined in the SF Process Development and Cost Sharing Agreement)

•	Cadence Tech Files

•	Technology Design Manuals

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Third Amended and Restated Amendment No. 3 November 17, 2006	Execution Copy
•	Model Reference Guides

•	Spice models (Hspice and Spectre)
3.	Method of Addressing Enablement Issues
(A): Method of Addressing Technical Issues:
An “Issue Tracking” database and a “Notes Teamroom” method of submission will be established to track all technical issues submitted by JDE parties. The JDE Party Coordinator is responsible to establish and maintain such a database and provide JDE parties access to the JDE Teamroom. If an issue is submitted by a party, the Party Coordinator is responsible to promptly notify the appropriate Discipline Manager of the submission. The Discipline Manager is then responsible for addressing any technical issue the JDE parties have relating to the deliverables, clarifying/ recognizing the issue, setting the priority, and sizing the effort to fix it. If the issue involves technology redefinition or a change in content, the issue will be referred to the 65nm Design Manual Review Board (DMRB) for resolution. Note: the DMRB has representatives from all JDA companies.

Deliverable	Discipline Manager
DRC Runsets & Regressions	DRC Manager
LVS Runsets & Regressions	LVS Manager
PEX Runsets & Regressions	PEX Manager
E-Fuse Kit	E-Fuse Manager
Chip Kit & Cadence Tech Files	Library Manager
Memory Cells	SRAM Manager
Device Models & Model Reference Guide	Base & LP Model Managers
Technology Design Manual	Design Manual Manager
If the Discipline Manager is unable to resolve the conflict, the IBM Project Leader is responsible to gather with other Co-Project Leaders to resolve. The IBM Project Leader will report quarterly on issue status.
It is also the responsibility of the IBM Project Leader to coordinate with the Partner Co-Leaders, and define a priority scheme that the development team should follow when an issue is raised by a partner.
(For clarity, an example: if a DRC issue is raised by a party, it should be assigned a priority level by the party, the necessary information should be supplied to the development team for a detailed understanding, and within a specified time, an acceptance or rejection, with explanation, should be reached by the development team. If accepted, an agreed to priority is then assigned. According to the priority level, the issue should be appropriately scheduled for resolution. Each priority should have a certain development expectation associated with it and that expectation should be defined by the IBM Project Leader with agreement from all of the Co-Leaders.)

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Third Amended and Restated Amendment No. 3 November 17, 2006	Execution Copy
(B): Special Technical Case: DRC Interpretation Issue:
During DRC development, any conflicts in design rule interpretation will be handled thru the development process defined in the diagram below. Once the Runset is released for distribution to customers and parties, any further interpretation issues will be resolved by the DRC Manager in a similar manner, involving the appropriate personnel to accurately resolve the interpretation issue in a timely manner and, if needed, determine a priority and schedule for Runset correction.
C: Addressing Schedule Issues:
It is the responsibility of the IBM Project Leader to clearly state forward looking schedules to the MCM and resolve any schedule/resource conflicts in achieving those stated goals. If, for some reason, a re-adjustment of schedule is warranted, the IBM Project Leader will meet with JDE Co-Leaders to resolve or achieve an acceptable alternate schedule.
D: Resources. The total employee resource to be provided by the parties for the foregoing activities shall be included in such resources as are set forth in the 3-Way Enablement Agreement and the 2-Way Enablement Agreement.
Neither Party will be responsible for model fixes or any other support regarding the results of this SOW to the other Party at any time after the activities under this SOW are completed, and in no

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Third Amended and Restated Amendment No. 3 November 17, 2006	Execution Copy
event shall either Party have any support obligations of any kind to the other Party’s customers. Chartered is responsible to establish a Lotus Notes Team Room to enable IBM and Chartered developers in sharing knowledge relating to the above activity. IBM is responsible to maintain the ICC file sharing tool and allow appropriate Chartered engineers access to that system. On a quarterly basis while conducting the development set forth in this SOW, Chartered and IBM will jointly review model updates and synchronize models appropriately.
Chartered will be responsible for obtaining EDA tool licenses for the DRC, LVS, and extraction tools, as well as any other third party tools as it may choose to utilize with or in conjunction with the Design Kit Models.
This SOW does not include any licenses from either Party as to any EDA tools or other software other than the tools set forth above.

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REDACTED	CONFIDENTIAL TREATMENT REQUESTED The portions of this document marked by “XXXXX” have been omitted and are filed separately with the Securities and Exchange Commission.

Third Amended and Restated Amendment No. 3 November 17, 2006	Execution Copy
Attachment C
Statement of Work — XXXXXX
     XXXXXX

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